Exhibit 99.1

Celanese Corporation
1601 West LBJ Freeway
Dallas, Texas 75234-6034
News Release
Celanese to Shut Down Pardies Operations
Consultation Procedure with Acetex Chimie Workers Council Finalized
DALLAS and PARDIES, France — July 8, 2009 — Acetex Chimie, a subsidiary of Celanese Corporation (NYSE:CE), a leading, global chemical company, today announced it has completed the consultation procedure with the workers council on the Acetex Chimie “Project of Closure” and social plan, initiated on March 23, 2009, whereby the company announced its formal intent to cease all manufacturing operations and associated activities of Acetex Chimie.
Acetex Chimie has agreed with the workers council on a set of measures of assistance aimed at minimizing the effects of the plant’s closing on the Acetex Chimie workforce, including notably training, outplacement and severance.
As a result of the Pardies Project of Closure, Celanese expects to record exit cost expenses of approximately US$90-100 million primarily in the second half of 2009. These expenses will be excluded from the company’s adjusted earnings per share and operating EBITDA performance measures. Cash outflows will occur over a two-year period.
The social plan notes that all acetic acid and vinyl acetate monomer production operations at the Pardies, France, site are expected to cease by December 2009.
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Media Contacts for Celanese Corporation:
Media Relations — France
Marion Goeusse
Publicis Consultants
Tel : +33 (0)1 57 32 86 24
Port : +33 (0)6 74 73 09 93

Additional Contacts:

Investor Relations	Media — Americas	Media — Europe
Mark Oberle	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49-(0) 69-305-7137
Telefax: +1 972 332 9373	Telefax: +1 972 443 8519	Telefax: +49-(0) 69-305-36787
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com

About Celanese
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,000 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These factors include the inability to obtain regulatory approvals of the transaction and satisfy conditions on the proposed terms and schedule and the possibility that the transaction does not close. Other risk factors include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances